PRESS RELEASE | April 23, 2025 | NASDAQ: PLL

PIEDMONT LITHIUM AND SAYONA MINING ANNOUNCE AMENDMENTS TO MERGER AGREEMENT

Belmont, North Carolina, April 23, 2025 – Piedmont Lithium Inc. (“Piedmont,” “the Company,” “we,” “our,” or “us”) (Nasdaq: PLL; ASX: PLL), a leading North American supplier of lithium products critical to the U.S. electric vehicle supply chain, and Sayona Mining Limited (“Sayona”) provide an update in relation to the proposed merger between Piedmont and Sayona announced on November 19, 2024 (the “Transaction”) that will combine the two companies to create a leading lithium business.

Piedmont and Sayona entered into an amendment (the “Amendment”) to the agreement and plan of merger governing the Transaction. The Amendment provides for, among other things, the following:

▪Sayona seeking Sayona shareholder approval for a reverse stock split to consolidate Sayona’s shares at a ratio of 1-for-150 and, subject to being approved by shareholders, the implementation of the consolidation prior to completion of the Transaction;
▪an updated exchange ratio of 3.5133 Sayona shares for each Piedmont Lithium ordinary share if the consolidation is approved by Sayona shareholders and effected prior to completion (compared to the previously announced exchange ratio of 527 Sayona shares for each Piedmont Lithium ordinary share to account for the 1-for-150 consolidation);
▪that each Sayona American Depository Share (“ADS”) issued in the Transaction will represent 1,500 Sayona shares pre-share consolidation or 10 Sayona shares post-share consolidation;
▪Sayona seeking Sayona shareholder approval to change the name of the combined company to Elevra Lithium Limited, the ticker symbol on the ASX to “ELV” and the ticker symbol for the ADSs on the Nasdaq to “ELVR”;
▪Sayona seeking ratification by Sayona’s shareholders of the issuance of 1.25 billion Sayona shares in the equity financing completed in November 2024 following the signing of the merger agreement for the Transaction; and
▪Sayona seeking the approval of Sayona’s shareholders to increase the total maximum aggregate Directors’ fees payable to Non-Executive Directors after completion of the Transaction to reflect the larger Board composition.

A copy of the Amendment is attached to this announcement.

For further information, contact:

Malissa Gordon
VP, Government Affairs
T: +1 704 491 9130
E:mgordon@piedmontlithium.com

John Koslow
Investor Relations
T: +1 980 701 9928
E: jkoslow@piedmontlithium.com

About Piedmont
Piedmont Lithium Inc. (Nasdaq: PLL; ASX: PLL) is developing a world-class, multi-asset, integrated lithium business focused on enabling the transition to a net zero world and the creation of a clean energy economy in North America. Our goal is to become one of the largest lithium hydroxide producers in North America by processing spodumene concentrate produced from assets where we hold an economic interest. Our projects include our Carolina Lithium project in the United States and partnerships in Quebec with Sayona Mining (ASX: SYA) and in Ghana with Atlantic Lithium (AIM: ALL; ASX: A11). We believe these geographically diversified operations will enable us to play a pivotal role in supporting America’s move toward energy independence and the electrification of transportation and energy storage.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of or as described in securities legislation in the United States and Australia, including statements regarding exploration, development, construction, and production activities of Sayona Mining, Atlantic Lithium, and Piedmont; current plans for Piedmont’s mineral and chemical processing projects; Piedmont’s potential acquisition of an ownership interest in Ewoyaa; and strategy. Such forward-looking statements involve substantial and known and unknown risks, uncertainties, and other risk factors, many of which are beyond our control, and which may cause actual timing of events, results, performance, or achievements and other factors to be materially different from the future timing of events, results, performance, or achievements expressed or implied by the forward-looking statements. Such risk factors include, among others: (i) that Piedmont, Sayona Mining, or Atlantic Lithium may be unable to commercially extract mineral deposits, (ii) that Piedmont’s, Sayona Mining’s, or Atlantic Lithium’s properties may not contain expected reserves, (iii) risks and hazards inherent in the mining business (including risks inherent in exploring, developing, constructing, and operating mining projects, environmental hazards, industrial accidents, weather, or geologically related conditions), (iv) uncertainty about Piedmont’s ability to obtain required capital to execute its business plan, (v) Piedmont’s ability to hire and retain required personnel, (vi) changes in the market prices of lithium and lithium products, (vii) changes in technology or the development of substitute products, (viii) the uncertainties inherent in exploratory, developmental, and production activities, including risks relating to permitting, zoning, and regulatory delays related to our projects as well as the projects of our partners in Quebec and Ghana, (ix) uncertainties inherent in the estimation of lithium resources, (x) risks related to competition, (xi) risks related to the information, data, and projections related to Sayona Mining or Atlantic Lithium, (xii) occurrences and outcomes of claims, litigation, and regulatory actions, investigations, and proceedings, (xiii) risks regarding our ability to achieve profitability, enter into and deliver product under supply agreements on favorable terms, our ability to obtain sufficient financing to develop and construct our projects, our ability to comply with governmental regulations, and our ability to obtain necessary permits, (xiv) risks related to the completion of our proposed merger with Sayona Mining and related capital raises, and (xv) other uncertainties and risk factors set out in filings made from time to time with the U.S. Securities and Exchange Commission (“SEC”) and the Australian Securities Exchange, including Piedmont’s most recent filings with the SEC. The forward-looking statements, projections, and estimates are given only as of the date of this press release and actual events, results, performance, and achievements could vary significantly from the forward-looking statements, projections, and estimates presented in this press release. Readers are cautioned not to put undue reliance on forward-looking statements. Piedmont disclaims any intent or obligation to update publicly such forward-looking statements, projections, and estimates, whether as a result of new information, future events or otherwise. Additionally, Piedmont, except as required by applicable law, undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Piedmont, its financial or operating results or its securities.